UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2018

PARALLAX HEALTH SCIENCES, INC.

(Exact name of Company as specified in its charter)

Nevada	000-52534	46-4733512
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
1327 Ocean Avenue, Suite M Santa Monica, CA 90401 (Address of principal executive offices) 310-899-4442 (Registrant’s Telephone Number)
Copy of all Communications to: Peter Hogan Clark, Trevithick, PLC 800 Wilshire Blvd., 12 Floor Los Angeles, CA 90017 (213) 629-5700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this current report and unless otherwise indicated, the terms "we", "us", "our", “Company”, and “Parallax” mean Parallax Health Sciences, Inc., a Nevada corporation, and its subsidiaries, unless otherwise indicated.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS, ELECTION OF DIRECTORS; APPOINTMENT OF OFFICERS

Effective June 4, 2018, Mr. Anand Kumar resigned as a member of the board of directors.  This resignation did not involve any disagreement with the Company.  Mr. Nathaniel T. Bradley, currently serving as Chief Technology Officer, succeeds him; to serve as a member of the board of directors until the next annual meeting of the shareholders and/or until his successor is duly appointed.

Mr. Bradley has served as the Company’s Chief Technology Officer fince January 2016 and as the President of the Company’s wholly-owned subsidiary, Parallax Health Management, Inc. (fka QOLPOM, Inc.), since the founding of the company. Mr. Bradley previously served as a director of AudioEye, Inc. from the company’s founding in 2005 to 2015, and as Chief Executive Officer and President between 2007 and 2015. Mr. Bradley is a recognized pioneer and active expert in the new media Internet technology sector. He is the named inventor of several Internet technology patents and patents pending with the U.S. Patent and Trademark Office. Over the past decade, Mr. Bradley has been involved in the invention, reduction to practice, commercial licensing, and enforcement of foundational Internet and mobile technology patents. In addition to managing the growth of AudioEye’s patent portfolio through invention, Mr. Bradley is developing an intellectual property operation in Tucson, Arizona. Prior to AudioEye, Mr. Bradley was Chairman of the Board of Modavox®, founder and Managing Member of Kino Digital, Kino Communications and Kino Interactive, and currently serves as a managing member of Bradley Brothers, LLC, an Arizona-based investment company.

Family Relationships

There are no family relationships with Mr. Bradley or any of the Company’s other directors and officers.

Certain Related Transactions and Relationships

The Company has not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, Mr. Bradley has had or will have a direct or indirect material interest.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARALLAX HEALTH SCIENCES, INC.

Date: June 14, 2018	/s/ Paul Arena
By: Paul Arena
Its: President and Chief Executive Officer